Exhibit 3.41

Execution Version

AGREEMENT OF LIMITED PARTNERSHIP

OF

KENNEDY WILSON PROPERTY SERVICES III, L.P.

This Agreement of Limited Partnership of Kennedy Wilson Property Services III, L.P. (this “Agreement”), dated as of November , 2008, is entered into by and between Kennedy Wilson Property Services III GP, LLC, as the general partner (the “General Partner”), and Kennedy-Wilson Properties Ltd., as the limited partner (the “Initial Limited Partner”).

Effective upon the filing of a Certificate of Limited Partnership with the Delaware Secretary of State, the General Partner and the Initial Limited Partner formed Kennedy Wilson Property Services III, L.P., a limited partnership (the “Partnership”) pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C. §17-101, et seq.), as amended from time to time (the “Act”), and hereby agree as follows:

1. Name. The name of the Partnership is Kennedy Wilson Property Services III, L.P., or such other name or names as the General Partner may designate from time to time.

2. Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Registered Office and Registered Agent. The registered office of the Partnership in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The registered agent of the Partnership for service of process at such address is The Corporation Trust Company.

4. Partners. The names and addresses of the General Partner and the Initial Limited Partner are as follows:

General Partner:

Kennedy Wilson Property Services III GP, LLC

9601 Wilshire Blvd.

Beverly Hills, CA 90210

Facsimile: (310) 887-6400

Initial Limited Partner:

Kennedy-Wilson Properties Ltd.

9601 Wilshire Blvd.

Beverly Hills, CA 90210

Facsimile: (310) 887-6400

5. Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

6. Dissolution. The Partnership shall dissolve, and its affairs shall be wound up, at such time as (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of the sole general partner has occurred under the Act, (c) there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act, or (d) an entry of a decree of judicial dissolution has occurred under §17-802 of the Act.

7. Capital Contributions. The partners of the Partnership have contributed the following amounts, in cash, and no other property, to the Partnership:

General Partner:	$1.00

Initial Limited Partner:	$99.00

8. Additional Contributions. No partner of the Partnership is required to make any additional capital contribution to the Partnership.

9. Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated in proportion to the capital contributions of the partners of the Partnership.

10. Distributions. Subject to Section 12(a), distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner and allocated among the partners of the Partnership in the same proportion as their then capital account balances.

11. Assignments. A partner may only assign its partnership interest (or any portion thereof) with the consent of the other non-assigning partner(s).

12. Withdrawal.

(a) Upon the admission of any other limited partner to the Partnership, unless otherwise determined at such time by the General Partner and the Limited Partner, the Initial Limited Partner shall automatically withdraw from the Partnership and, in such case, upon such withdrawal, the Initial Limited Partner shall have no further rights or obligations as a limited partner of the Partnership other than the right as a creditor of the Partnership to promptly receive a distribution from the Partnership in an amount equal to 100% of its then capital account balance.

(b) Except as set forth in Section 12(a), the Initial Limited Partner may not withdraw from the Partnership without the consent thereto of the General Partner.

(c) The General Partner may not withdraw from the Partnership without the consent thereto of the Initial Limited Partner.

13. Admission of Additional or Substitute Partners.

(a) Any additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(b) Any additional or substitute general partners of the Partnership may he admitted to the Partnership with only the consent of the General Partner.

14. Liability of Initial Limited Partner. The Initial Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

15. Amendment. This Agreement may be amended for any reason by the General Partner in its sole discretion and no amendment to this Agreement shall require the consent of the Initial Limited Partner.

16. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware, without regard to the conflict of law rules thereof.

17. No Third Party Beneficiaries. No person or entity which is not a party hereto shall have any rights or obligations pursuant to this Agreement.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER: KENNEDY WILSON PROPERTY SERVICES III GP, LLC

By:	/s/ Barry Schlesinger
Name:	Barry Schlesinger
Its:	Manager

INITIAL LIMITED PARTNER:

KENNEDY-WILSON PROPERTIES LTD.

By:	/s/ Freeman Lyle
Name:	Freeman Lyle
Its:	Executive Vice President and Chief Financial Officer